EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Benchmark Electronics, Inc.:


     We consent to the incorporation by reference in the registration statements (Nos. 33-61660, 333-76207, 333-26805, 333-28997 and 333-66889) on Form S-8 of
Benchmark Electronics, Inc. of our report dated January 28, 1999 related to the combined balance sheets of AVEX Electronics, Inc., its subsidiaries and certain related companies (all ultimately wholly owned by J.M. Huber Corporation) as of December 31, 1998 and 1997, and the related combined statements of operations, comprehensive income (loss), stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Benchmark Electronics, Inc. dated August 2, 1999.

KPMG LLP

Atlanta, Georgia
August 2, 1999

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